Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 54 to the Registration Statement on Form N–1A of Fidelity Municipal Trust II: Fidelity Michigan Municipal Money Market Fund, Fidelity Ohio Municipal Money Market Fund and Fidelity Pennsylvania Municipal Money Market Fund of our reports dated February 9, 2021, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended December 31, 2020.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 19, 2021